UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

PROPHASE LABS, INC.

(Name of Registrant as Specified in Its Charter)

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March 14, 2012

Dear Stockholder:

You are invited to attend ProPhase Labs, Inc.’s Annual Meeting of Stockholders on Monday, April 16, 2012, at 4:30 p.m., Eastern Time, at Reed Smith LLP, 599 Lexington Avenue, 22nd Floor, New York, NY 10022. The meeting will start promptly at 4:30 p.m.

Whether or not you plan to attend in person, your vote is important and you are encouraged to vote promptly. If you received a paper copy of the proxy card by mail, you may sign, date and return the proxy card in the enclosed envelope. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

Details of the business to be conducted at the Annual Meeting are included in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Very truly yours,

Ted Karkus
Chairman of the Board of Directors
and Chief Executive Officer

ProPhase Labs, Inc.
621 N. Shady Retreat Road
Doylestown, PA 18901

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS
to be held April 16, 2012

TO THE STOCKHOLDERS OF PROPHASE LABS, INC.:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of ProPhase Labs, Inc. (the “Company”), a Nevada corporation, will be held at Reed Smith LLP, 599 Lexington Avenue, 22nd Floor, New York, NY 10022, on Monday, April 16, 2012, at 4:30 p.m., Eastern Time, for the following purposes:

(1)	To elect as directors the nominees named in the proxy statement to serve as the Company’s Board of Directors for the ensuing year until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;
(2)	To ratify the appointment of EisnerAmper LLP as independent auditors for the year ending December 31, 2012; and
(3)	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors recommends a vote “For” Proposals 1 and 2. Only stockholders of record at the close of business on March 8, 2012, will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. Any stockholder may revoke a proxy at any time prior to its exercise by filing a later-dated proxy or a written notice of revocation with the Secretary of the Company, or by voting in person at the Annual Meeting.

IF YOUR SHARES ARE HELD BY A BANK OR BROKER, YOU MUST BRING YOUR BANK OR BROKER’S STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF THE SHARES TO THE ANNUAL MEETING.

By Order of the Board of Directors

Ted Karkus
Chairman of the Board of Directors
and Chief Executive Officer

Doylestown, PA
March 14, 2012

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

ProPhase Labs, Inc.
621 N. Shady Retreat Road
Doylestown, PA 18901

ANNUAL MEETING OF STOCKHOLDERS
to be held April 16, 2012

i

ProPhase Labs, Inc.
621 N. Shady Retreat Road
Doylestown, PA 18901

PROXY STATEMENT

March 14, 2012

This proxy statement (the “Proxy Statement”) is being furnished in connection with the solicitation of proxies (“Proxies,” or if one, a “Proxy”) by the Board of Directors (the “Board”) of ProPhase Labs, Inc. (the “Company”) for use at the 2012 Annual Meeting of Stockholders of the Company to be held at Reed Smith LLP, 599 Lexington Avenue, 22nd Floor, New York, NY 10022, on Monday, April 16, 2012, at 4:30 p.m., Eastern Time, and any adjournments or postponements thereof (the “Annual Meeting”).

The principal executive offices of the Company are located at 621 N. Shady Retreat Road, Doylestown, PA 18901. The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent or given to stockholders is March 14, 2012.

At the Annual Meeting, the following proposals will be presented to the stockholders for approval:

(1)	To elect as directors the nominees named in this Proxy Statement to serve as the Company’s Board of Directors for the ensuing year until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;
(2)	To ratify the appointment of EisnerAmper LLP as independent auditors for the year ending December 31, 2012; and
(3)	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

IF YOUR SHARES ARE HELD BY A BANK OR BROKER, YOU MUST BRING YOUR BANK OR BROKER’S STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF THE SHARES TO THE ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR
THE ANNUAL MEETING TO BE HELD ON APRIL 16, 2012

The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report are available on the internet at: http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=07814

Only stockholders of record at the close of business on March 8, 2012 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had 14,836,340 shares of common stock, par value $0.0005 per share (the “Common Stock”), outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote. There was no other class of voting securities of the Company outstanding on the Record Date. A majority of the outstanding shares of Common Stock present in person or by Proxy at the Annual Meeting is required for a quorum.

If you hold shares of our Common stock registered in your name at our transfer agent, American Stock Transfer & Trust Company, LLC (“Amstock”), you are a stockholder of record. If you hold shares of Common Stock indirectly through a broker, bank or similar institution, you are not a stockholder of record, but instead hold in “street name.” If you are a stockholder of record, Amstock is sending these proxy materials to you directly. If you hold shares in “street name,” these materials are being sent to you by the broker, bank or similar institution through which you hold your shares.

Attendance at the Annual Meeting is generally limited to our stockholders and their authorized representatives. All stockholders must bring an acceptable form of identification, such as a driver’s license, in order to attend the Annual Meeting in person. In addition, if you hold shares of Common Stock in “street name” and would like to attend the Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of shares as of the close of business on March 8, 2012, the Record Date for the Annual Meeting, however, those who hold shares in “street name” cannot vote their shares at the meeting without a legal proxy. If your shares are held in “street name” in a brokerage account by a bank, broker or by another nominee, you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or nominee how to vote and you also are invited to attend the annual meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a legal proxy from the bank, broker, or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Shares of Common Stock represented by Proxies that are properly executed, duly returned and not revoked will be voted in accordance with the instructions contained therein. If you give your Proxy but do not include specific instructions on how to vote, the individuals named as Proxies will vote your shares as follows:

•	FOR the election of the Board of Directors’ nominees for director; and
•	FOR the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm.

If other matters are properly presented at the meeting, the individuals named as Proxies will have the discretion to vote on those matters for you in accordance with their best judgment. However, our Secretary has not received timely and proper notice from any stockholder of any other matter to be presented at the meeting. The execution of a Proxy will in no way affect a stockholder’s right to attend the Annual Meeting and to vote in person. Any Proxy executed and returned by a stockholder may be revoked at any time prior to the Annual Meeting by written notice of revocation given to the Secretary of the Company prior to the vote to be taken at the Annual Meeting by execution and delivery of a subsequent Proxy or by voting in person at the Annual Meeting.

Broker Non-Votes and Abstentions

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the Annual Meeting. Broker “non-votes” are included for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. The nominees may vote shares without instruction only on matters deemed “routine,” such as the ratification of the appointment of the independent auditors (Item #2). Uninstructed brokers do not have discretionary voting power for the election of directors (Item #1), and, accordingly, if you do not provide voting instructions to the broker, bank or other nominee that holds your shares for you, they will not be voted for or against that or other proposals.

The inspectors of election will treat shares represented by Proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Abstentions and broker non-votes, however, do not technically constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of votes cast and whether stockholder approval of the matter has been obtained. Therefore, an abstention or broker non-vote will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, though they will be counted as present at the Annual Meeting in determining the presence of a quorum.

Copies of the Company’s Annual Report containing audited financial statements of the Company for the year ended December 31, 2011, are being mailed together with this Proxy Statement to all stockholders entitled to vote at the Annual Meeting.

PROPOSAL 1 — ELECTION OF BOARD OF DIRECTORS

The directors of the Company are elected annually and hold office for the ensuing year until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified. The directors are elected by a plurality of the votes cast by stockholders. The Company’s Bylaws state that the number of directors constituting the entire Board shall be determined by resolution of the Board. The number of directors currently fixed by the Board is six.

No Proxy may be voted for more people than the number of nominees listed below. Shares represented by all Proxies received by the Board and not so marked as to withhold authority to vote for any individual director will be voted “FOR” the election of all the nominees named below (unless one or more nominees becomes unable or unwilling to serve). All of the nominees have indicated their willingness to serve if elected, but if any should become unable or unwilling to stand for election, Proxies may be voted for a substitute nominee designated by the Board. No nominations for directors were received from stockholders and no other candidates are eligible for election as directors at the Annual Meeting.

The following table and the paragraphs following the table set forth information regarding the current ages, positions, and business experience of the current directors of the Company, all of whom are being nominated for election to the Board:

Name	Position	Age	Initial Year in Office
Ted Karkus	Chairman of the Board and Chief Executive Officer	52	2009
Mark Burnett	Director	52	2009
Mark Frank	Director	50	2009
Louis Gleckel, MD	Director	56	2009
Mark Leventhal	Director	63	2009
James McCubbin	Director	48	2009

TED KARKUS has been the Chairman of the Board and the Chief Executive Officer of the Company since June 2009. Mr. Karkus was formerly the managing member of Forrester Financial, LLC, a management consulting firm founded by Mr. Karkus in 2001. Forrester provided a wide range of services to emerging-growth companies, including the structuring and raising of working capital as well as assisting management in developing operational, marketing and financial strategies. Mr. Karkus was the primary investor in all portfolio company financings and had extensive relationships with investment bankers, the media and a network of institutional investors and high net worth individuals. Mr. Karkus was instrumental in assisting the turn around of ID Biomedical, an influenza vaccine manufacturer, which in 2005 was sold to GalaxoSmithKline for over $1.4 billion. He provided financing, investment bankers, substantial sponsorship and successfully advocated for the restructuring of management. Mr. Karkus has twenty-five years of experience in securities and capital markets including two years with Fahnestock & Co. Inc., a full-service brokerage firm, where he was Senior Vice President, Director of Institutional Equities and four years at S.G. Warburg, an investment bank, where he was an institutional equity salesman and developed a large network of institutional investors. Mr. Karkus graduated with an MBA from Columbia University Graduate School of Business in 1984 where he received Beta Gamma Sigma honors. He graduated Magna Cum Laude from Tufts University in 1981.

Mr. Karkus brings extensive financial structuring as well as operational and marketing strategy experience to the Board, including engineering successful restructuring and turn-around scenarios in the pharmaceutical industry. These skills, as well as Mr. Karkus’s experience as our Chairman and Chief Executive Officer, along with his knowledge of and deep genuine interest in our Company, management skills and business savvy, and his performance as a Board member of the Company, led the Board to conclude that he should be nominated to serve another term as a director.

MARK BURNETT has been a member of our Board since June 2009 and currently serves as Chairman of our Audit Committee and as a member of our Compensation Committee. Mr. Burnett is the Executive Vice President and Chief Executive Officer for MercBloc, LLC, which he co-founded in 2007. MercBloc, LLC is a financial services administrator that has raised more than $500 million for investment from over 70 high net worth individuals. Mr. Burnett is also the managing member of Fuse Capital, LLC, which is a private securities trading and investment company. Since 1996, Mr. Burnett was in the business of building residential homes in the Nassau County region of Long Island, NY. For over 25 years, he also owned a seat on the New York Mercantile Exchange and started his career trading heating oil and crude oil futures contracts. He is still a member of NYMEX and currently holds memberships in the Chicago Climate Futures Exchange (C.C.F.E.) and the Intellectual Property Exchange International (I.P.X.I.). Mr. Burnett graduated with a double Bachelor of Arts from the State University of New York at Stony Brook in 1981.

Mr. Burnett brings to the Board financial expertise including financial structuring, fund raising and investment experience as well as experience in running a company. This financial background, business experience, independence, and his performance as a Board member of the Company, led the Board to conclude that he should be nominated to serve another term as a director.

MARK FRANK has been a member of our Board since June 2009 and currently serves as a member of our Nominating Committee (as defined below) and our Audit Committee, and as chairman of our Compensation Committee. Mr. Frank is the President of a division of GSW Worldwide in Newtown, Pa. GSW is one of the largest health care advertising companies in the world with offices in thirteen major markets. Mr. Frank has served as President since 2005 and was Executive Vice President before that. Mr. Frank has extensive marketing, advertising and brand development experience in the areas of pharmaceuticals/biotechnology, medical device and diagnostics and health and wellness. GSW is a subsidiary of inVentiv Health, Inc., a corporation that was listed on NASDAQ until it was acquired in August 2010. InVentiv Health, Inc. provides a broad range of services to companies in the health care industry and its client roster is comprised of more than 350 leading pharmaceutical, biotech, life sciences and healthcare payor companies, including all top twenty global pharmaceutical manufacturers. Prior to his twelve years with GSW/inVentiv Health, he was a Director of Marketing for Novartis Pharmaceuticals, which develops and markets patent protected prescription drugs, leading the development and marketing of several significant brands in various therapeutic categories. Mr. Frank graduated with a BS degree in Exercise Science in 1983 and a MS degree in Public Health in 1990, both from the University of Massachusetts at Amherst.

Mr. Frank brings to the Board extensive management, marketing, advertising and brand development expertise in the heath care industry. This experience, as well as his independence and his performance as a Board member and chairman of our Compensation Committee, led the Board to conclude that he should be nominated to serve another term as a director.

LOUIS GLECKEL, MD, has been a member of our Board since June 2009 and currently serves as a member of our Nominating Committee (as defined below). Dr. Gleckel co-founded ProHealth Care Associates in 1997, a comprehensive state of the art multi-specialty physician group practice with offices in Long Island and Bronx, NY. At ProHealth, he is the Division Chief of Cardiology and Internal Medicine specializing in Preventative Cardiology, Metabolic Syndrome and Internal Medicine with particular emphasis on complications from high risk patients having Diabetes and Heart Disease. He was named to New York Magazine’s Best Doctors list for three years, New York Metro Area Best Doctors list for fourteen years and the 2008 Nassau County Best Doctors list. For over ten years Dr. Gleckel has been a team physician for the NY Jets and NY Islanders as well as for the tennis players at the US Open. Dr. Gleckel also served as Chairman of the Board of Invicta Corporation, a development stage company that designed, manufactured and marketed photochromic eyeglass lenses, for approximately four years until his resignation in February 2005.

Dr. Gleckel brings to the Board extensive knowledge of the medical, pharmaceutical and related industries as a distinguished doctor, as well as experience in successful business development and board service. This experience, as well as his independence and his performance as a Board member, led the Board to conclude that he should be nominated to serve another term as a director.

MARK LEVENTHAL has been a member of our Board since June 2009 and currently serves as the Chairman of the Nominating Committee (as defined below) and as a member of our Compensation Committee. In 1974, he joined The Beacon Companies, LLP, a family business that developed office buildings, hotels, retail and multi-family housing throughout the United States. Some of the projects in the Boston area included Rowes Wharf consisting of 100 luxury condos, 400,000 square feet of office space, a 230 room hotel, and a marina; One Post Office Square consisting of 750,000 sq. ft. of office space; three additional hotels (over 700 rooms) including the Meridian Hotel; over 2500 multifamily housing units in and around Boston; and One, Two and Three Center Plaza. Many of these properties formed the foundation for Beacon Properties, a REIT which went public with a $400 million valuation in 1994 and was listed on the New York Stock Exchange. Beacon Properties was subsequently sold to Equity Office Properties, an owner and operator of a national portfolio of office buildings, for approximately $4.4 billion in 1997. Since that time, Mr. Leventhal has continued to invest in real estate in Massachusetts, Rhode Island and Connecticut. Mr. Leventhal holds a Bachelor’s degree in Civil Engineering from Northeastern University.

Mr. Leventhal brings to the Board more than thirty years of business and financial expertise. This experience, as well as his independence and his performance as a Board member, led the Board to conclude that he should be nominated to serve another term as a director.

JAMES MCCUBBIN has been a member of our Board since June 2009 and currently serves as a member of our Audit Committee. He is the Executive Vice President and Chief Financial Officer of WidePoint Corporation, a NYSE-AMEX listed corporation. He also serves on WidePoint’s Board of Directors and is its Secretary and Treasurer. WidePoint is a leading provider of Identity Access Management and Multi-Factor Authentication solutions offering advanced information technology through its innovative solutions to the government and commercial markets. Mr. McCubbin was promoted to Executive Vice President and Chief Financial Officer of WidePoint in May 2008. Prior to that time, from August 1998 till May 2008, Mr. McCubbin served as WidePoint’s Vice President and Chief Financial Officer. Prior to that time, from December 1997 to August 1998, Mr. McCubbin served as WidePoint’s Vice President, Controller, Assistant Secretary and Treasurer. Prior to the commencement of his employment with WidePoint in November 1997, Mr. McCubbin held various financial consulting, management, and/or staff positions with several companies in the financial and government sectors including but not limited to Memtec America Corporation, a continuous microfiltration water technology company, McBee Consulting, a healthcare consulting firm, Martin Marietta, presently known as Lockheed Martin, a multinational aerospace manufacturer and advanced technology company, and Ernst and Young, an international auditing and accounting firm. Mr. McCubbin presently serves on the Board of Directors of Tianjin Pharmaceutical Company, a NYSE-AMEX listed company. Tianjin engages in the development, manufacture, marketing, and sale of traditional Chinese medicines and other pharmaceuticals in the Peoples Republic of China. Mr. McCubbin presently serves as Tianjin’s Chairman of its Audit Committee and serves on its Nominating Committee and Compensation Committee. Mr. McCubbin was on the Board of Directors of Redmile Entertainment, a worldwide developer and publisher of interactive entertainment software, and served as its Audit Committee Chairman until his resignation on March 1, 2008. Mr. McCubbin provides financial consulting services to small cap companies and has either served on or assisted various Boards of Directors over the past eight years. Mr. McCubbin is a graduate of the University of Maryland with a Bachelor of Science Degree in Finance and a Masters Degree in International Management.

Mr. McCubbin brings to the Board financial expertise and is qualified as an audit committee financial expert, as well as a wealth of experience as an officer and director of public companies, including in the pharmaceutical and health care industries. This experience, as well as his independence and his performance as a Board member, led the Board to conclude that he should be nominated to serve another term as a director.

Required Vote

Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” EACH NOMINEE UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

Corporate Governance

The Company’s corporate governance serves to ensure that members of the Board are independent from management and that the Board adequately performs its function to ensure that the interests of the Board and management are in alignment with the interests of the stockholders.

The Board has adopted Corporate Governance Guidelines to promote effective governance of the Company. The Corporate Governance Guidelines are available on our website at www.ProPhaseLabs.com under “Investor Relations — Corporate Governance and Policies — Governance Overview”.

On an annual basis, each director and executive officer is required to complete a Director and Officer Questionnaire. Within this questionnaire are requirements for disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material conflict of interest.

The Company has established a whistleblower policy by which confidential complaints may be raised anonymously within the Company. Employees that wish to submit complaints confidentially should submit an anonymous written complaint directly to Compliance Officer, James McCubbin. Complaints submitted through this confidential process that involve the Company’s accounting, auditing, and internal auditing controls and disclosure practices will be presented to the Audit Committee. The policy is available on our website at www.ProPhaseLabs.com under “Investor Relations — Corporate Governance and Policies — Whistleblower Policy”.

The Company maintains an insider trading policy that provides that the Company’s personnel may not buy, sell or engage in other transactions in the Company’s stock while aware of material non-public information and that restricts trading in Company securities for a limited group of Company employees (including executive officers and directors) to defined window periods that follow our quarterly earnings releases. The policy is available on our website at www.ProPhaseLabs.com under “Investor Relations —  Corporate Governance and Policies — Securities Trades”.

Code of Conduct

We have adopted a code of conduct that applies to all members of our Board and all employees of the Company, including the Chief Executive Officer, Chief Financial Officer, and other senior financial officers. The Code of Conduct is available on our website at www.ProPhaseLabs.com under “Investor Relations —  Corporate Governance and Policies — Code of Conduct”. We have not granted any waivers under this policy to any of our directors or executive officers. Any waiver will be disclosed in accordance with The NASDAQ Stock Market (“NASDAQ”) requirements, which currently require the filing of a Form 8-K.

Director Independence

As required by NASDAQ listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board consults with our legal counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable NASDAQ listing standards.

Based on these standards, upon the recommendation of our Nominating Committee (as defined below), the Board has affirmatively determined that each of our non-employee directors is “independent,” as defined by the current rules under the listing standards of NASDAQ. Thus, five of our six directors are independent under the listing standards of NASDAQ. Mr. Karkus is not considered independent because he is an employee of the Company. Additionally, our Board has affirmatively determined that each of Mark Burnett, Jim McCubbin, and Mark Frank is “independent” as defined by the applicable rules of the Securities and Exchange Commission (the “SEC”) regarding audit committee independence. We currently have a fully independent Compensation Committee, Nominating Committee, and Audit Committee.

Certain Relationships and Related Transactions

In accordance with the terms of the charter of our Audit Committee, the Audit Committee must review and approve the terms and conditions of all related party transactions. Although we have not entered into any transactions with any related parties since the start of fiscal 2011 that require disclosure under Item 404(a) of

Regulation S-K promulgated by the SEC, if we were to do so in the future, any such transaction would need to be approved by the Audit Committee. There are no family relationships among any of the Company’s directors or executive officers.

Board Structure

Our governance structure combines the roles of principal executive officer and Board Chairman. Mr. Karkus has served as both Chairman and CEO of the Company since June 2009. The Board continues to believe there are important advantages to Mr. Karkus serving in both roles at this time. Mr. Karkus is the director most familiar with our Company’s business and industry and is best situated to propose the Board’s agendas and lead Board discussions on important matters. Mr. Karkus provides a strong link between management and the Board, which promotes clear communication and enhances strategic planning and implementation of corporate strategies. Another advantage is the clarity of leadership provided by one person representing the Company to employees, stockholders and other stakeholders. The Board has not named a lead independent director.

Our independent directors have executive sessions at which only independent directors are present in connection with regularly scheduled board meetings, but no less than twice a year.

Our Board monitors our exposure to a variety of risks through our Audit Committee. Our Audit Committee Charter gives the Audit Committee responsibilities and duties that include discussing with management, the internal audit department and the independent auditors our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. Pursuant to the charter, such discussions should also include our exposure to counterparties or other institutions which we believe are at risk of significant financial distress.

Certain Legal Proceedings

None of our directors or executive officers, nor any associate of such individual, are involved in a material legal proceeding adverse to us or any of our subsidiaries or our joint ventures, however each of our directors and executive officers were named as defendants in a purported derivative complaint filed on February 2, 2012 by stockholder Guy Quigley in the Court of Common Pleas of Philadelphia County, Pennsylvania (No. 111200409). Among other things, the suit alleges various breaches of fiduciary and other duties, and seeks recovery of unspecified damages and other relief. The Company was named also named as a nominal defendant. The Company believes the lawsuit is without merit and intends to vigorously defend against it.

Our Chief Financial Officer and Chief Operating Officer, Mr. Cuddihy, was the Chief Financial Officer of HMG Worldwide Corporation until March 2001 and a director until May 2001. HMG Worldwide Corporation effected an assignment of its assets for the benefit of creditors in 2002.

Nominations for Directors

In selecting candidates for appointment or re-election to the board of directors, the Governance and Nominating Committee of the Board (the “Nominating Committee”) considers the following criteria:

•	Personal and professional ethics and integrity, including a reputation for integrity and honesty in the business community.
•	Experience as an executive officer of companies or as a senior leader of complex organizations, including scientific, government, educational, or large not-for-profit organizations. The Nominating Committee may also seek directors who are widely recognized as leaders in the fields of medicine or the biological sciences and manufacturing or business generally, including those who have received awards and honors in their field.
•	Financial knowledge, including an understanding of finance, accounting, the financial reporting process, and company measures for operating and strategic performance.
•	Possess the fundamental qualities of intelligence, perceptiveness, fairness, and responsibility.
•	Ability to critically and independently evaluate business issues, contributing a diverse perspectives or viewpoints, and making practical and mature judgments.

•	A genuine interest in the Company, and the ability to spend the time required to make substantial contributions as a director.
•	No conflict of interest or legal impediment that would interfere with the duty of loyalty to the Company and its stockholders.

Directors should have varied educational and professional experiences and backgrounds that, collectively, provide meaningful guidance and counsel to management. Diversity of background, including gender, race, ethnic or national origin, age, and experience in business, government, education, international experience and other areas relevant to the Company’s business are factors in the selection process. As a company, we are committed to creating and sustaining a culture of inclusion and fairness. In addition, the Nominating Committee reviews the qualifications of the directors to be appointed to serve as members of the Audit Committee to ensure that they meet the financial literacy and sophistication requirements under NASDAQ rules and that at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC.

The Nominating Committee will consider written proposals from stockholders for nominees for director. Any such nominations must be submitted to the Nominating Committee in accordance with Article 2.14 of the Company’s Bylaws to the Secretary at the Company’s principal executive office. For a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must provide timely notice and certain information about the stockholder and the nominee. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive office of the Company not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting, or, if such meeting is announced later than the ninetieth (90th) day prior to the date of such meeting, the tenth (10th) day following the day on which public disclosure (as defined in Article 2.14 of the Bylaws) of the date of such annual meeting was first made.

Information must be provided for (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, (iii) any affiliate or associate of such stockholder or beneficial owner, and (iv) any other person with whom such stockholder or such beneficial owner (or any of their respective affiliates or associates) is acting in concert. Each such person must provide (A) the name and address of such person (including, if applicable, the name and address that appear on the Company’s books and records); and (B) the class or series and number of shares of the Company that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by such person, except that such person shall in all events be deemed to beneficially own any shares of any class or series of the Company as to which such person has a right to acquire beneficial ownership at any time in the future. In addition, each person must provide information relating to their derivative and short positions in the Company’s securities, as set out in the Company’s Bylaws.

In addition, each director nominee must provide the same information, as well as all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any nominating stockholder, on the one hand, and each proposed nominee, his or her respective affiliates and associates and any other persons with whom such proposed nominee (or any of his or her respective affiliates and associates) is acting in concert, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such nominating stockholder were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, and a completed and signed questionnaire, provided by the Company’s Secretary relating to any voting commitments. The Company may require any proposed nominee to furnish such other information (A) as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or (B) that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee.

Meetings and Committees of the Board of Directors

For the fiscal year ended December 31, 2011, there were six meetings of the Board. Each of the directors attended, in person or by telephone, more than 75% of the meetings of the Board and the committees on which he served.

The independent members that serve on committees of the Board met in executive session on three occasions during 2011.

Each director is expected to make reasonable efforts to attend Board meetings, meetings of committees of which such director is a member and the Annual Meetings of Stockholders. All six of our then sitting directors attended the 2011 Annual Meetings of Stockholders.

The Company has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating Committee.

The members of the Audit Committee are Mark Burnett, Jim McCubbin, and Mark Frank. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. Mr. Burnett serves as Chairman of the Audit Committee. The Board has determined that the Audit Committee consists entirely of directors who meet the independence requirements of the NASDAQ listing standards and that Mr. McCubbin qualifies as an “audit committee financial expert” as defined by the rules of the SEC. Additionally, our Board has affirmatively determined that each of Mark Burnett, Jim McCubbin, and Mark Frank is “independent” as defined by the applicable rules of the Securities and Exchange Commission regarding audit committee independence. The Audit Committee reviews, analyzes and makes recommendations to the Board with respect to the Company’s accounting policies, internal controls and financial statements, consults with the Company’s independent registered public accountants, and reviews filings containing financial information of the Company to be made with the SEC. The Audit Committee met four times during 2011. The Audit Committee operates under a written charter adopted by the Board in 2002 which is available on our website at www.ProPhaseLabs.com under “Investor Relations — Corporate Governance and Policies — Audit Committee Charter”.

The members of the Compensation Committee are Mark Frank, Mark Burnett, and Mark Leventhal. Mr. Frank serves as Chairman of the Compensation Committee. The Board has determined that the Compensation Committee consists entirely of directors who meet the independence requirements of the NASDAQ listing standards. The Compensation Committee reviews and approves the salary and all other compensation of officers of the Company, including non-cash benefits, incentive-based awards and equity-based awards. The Compensation Committee also administers the Company’s Amended and Restated 2010 Equity Compensation Plan and the 2010 Directors’ Equity Compensation Plan. The Compensation Committee may form subcommittees and delegate authority to such subcommittees or to one or more of its members when appropriate. The Compensation Committee has the authority to engage consultants. The Compensation Committee met four times during 2011. The Compensation Committee operates under a written charter adopted by the Board in 2009 which is available on our website at www.ProPhaseLabs.com under “Investor Relations — Corporate Governance and Policies — Compensation Committee Charter”.

The members of the Nominating Committee are Mark Leventhal, Louis Gleckel, MD, and Mark Frank. Mr. Leventhal serves as Chairman of the Nominating Committee. The Board has determined that the Nominating Committee consists entirely of directors who meet the independence requirements of the NASDAQ listing standards. The Nominating Committee is responsible for developing and recommending criteria for selecting new directors and oversees evaluations of the Board and committees of the Board. The Nominating Committee has the responsibility to oversee the Company’s Corporate Governance Guidelines and propose changes to such guidelines from time to time as may be appropriate. The Nominating Committee met two times during 2011. The Nominating Committee operates under a written charter adopted by the Board in February 2010 which is available on our website at www.ProPhaseLabs.com under “Investor Relations —  Corporate Governance and Policies — Governance and Nominating Committee Charter”.

Procedures for Contacting Directors

The Company has adopted a procedure by which stockholders may send communications to one or more members of the Board by writing to such director(s) or to the whole Board, care of the Corporate Secretary, ProPhase Labs, Inc., 621 N. Shady Retreat Road, Doylestown, PA 18901. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee reviews and approves the salary and all other compensation of our executive officers (as defined in Rule 16a-1(f) under the Exchange Act), including non-cash benefits and incentive-based and equity-based awards. None of the Compensation Committee members was an officer or employee of the Company at any time prior to December 31, 2011, or had any relationship requiring disclosure under the caption “Certain Relationships and Related Transactions.” No executive officer of the Company served on any other entity’s compensation committee or other committee performing similar functions during the fiscal year.

EXECUTIVE OFFICERS

The following table and the paragraphs following the table set forth information regarding the current ages, positions, and business experience of the current executive officers of the Company:

Name	Position	Age
Ted Karkus	Chairman of the Board and Chief Executive Officer	52
Robert V. Cuddihy, Jr.	Executive Vice President, and Chief Operating Officer and Chief Financial Officer	52

TED KARKUS has been the Chairman of the Board and the Chief Executive Officer of the Company since June 2009. Mr. Karkus was formerly the managing member of Forrester Financial, LLC, a management consulting firm founded by Mr. Karkus in 2001. Forrester provided a wide range of services to emerging-growth companies, including the structuring and raising of working capital as well as assisting management in developing operational, marketing and financial strategies. Mr. Karkus was the primary investor in all portfolio company financings and had extensive relationships with investment bankers, the media and a network of institutional investors and high net worth individuals. Mr. Karkus was instrumental in assisting the turn around of ID Biomedical, an influenza vaccine manufacturer, which in 2005 was sold to GalaxoSmithKline for over $1.4 billion. He provided financing, investment bankers, substantial sponsorship and successfully advocated for the restructuring of management. Mr. Karkus has twenty-five years of experience in securities and capital markets including two years with Fahnestock & Co. Inc., a full-service brokerage firm, where he was Senior Vice President, Director of Institutional Equities and four years at S.G. Warburg, an investment bank, where he was an institutional equity salesman and developed a large network of institutional investors. Mr. Karkus graduated with an MBA from Columbia University Graduate School of Business in 1984 where he received Beta Gamma Sigma honors. He graduated Magna Cum Laude from Tufts University in 1981.

ROBERT V. CUDDIHY, JR. has over twenty years of experience as the Chief Operating Officer and/or Chief Financial Officer of three public companies, including iDNA Inc., which focused on corporate communications, and HMG Worldwide Corporation, which focused on retail, planning and merchandising. Mr. Cuddihy has been the Chief Operating Office of the Company since July 2009 and the Chief Financial Officer of the Company since April 2011. He served as Chief Financial Officer and Treasurer of iDNA Inc. from September 2001 through February 2009 and Secretary from January 2003 through February 2009. From July 1987 to March 2001, Mr. Cuddihy was the Chief Financial Officer and Chief Operating Officer of HMG Worldwide Corporation, and also served as a director of such entity from February 1998 to May 2001. During 2009 and 2010, Mr. Cuddihy served as the President of Shannon Hill Associates, providing due diligence, financial structuring, operational analysis and transaction negotiation services for M&A, restructurings and divestitures. From July 1981 to July 1987, Mr. Cuddihy was with KPMG Peat Marwick, Certified Public Accountants, where he last served as a senior audit manager. Mr. Cuddihy graduated with a bachelors degree in accounting from Franklin and Marshall College in 1981.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth the total compensation paid or accrued for the years ended December 31, 2011 and 2010 to our CEO and our other most highly compensated executive officers who were serving as executive officers on December 31, 2011. We refer to these officers as our “named executive officers.”

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(2)(3) ($)	Option Awards(4) ($)	All Other Compensation(5) ($)	Total ($)
Ted Karkus Chairman of the Board and Chief Executive Officer	2011	703,313	—	150,000	—	44,439	900,752
	2010	750,000	—	150,000	399,799	47,502	1,347,301

Robert V. Cuddihy, Jr. Chief Financial Officer, Executive Vice President and Chief Operating Officer	2011	275,000	37,500	87,500	—	44,327	444,327
	2010	275,000	75,000	50,000	124,378	47,356	571,734

(1)	The salary in 2011 and 2010 for Mr. Karkus includes compensation of $99,000 and $45,000, respectively, resulting from the conversion of an aggregate of $144,000 in base salary compensation owed to Mr. Karkus that was paid in 128,571 shares of Common Stock on April 21, 2011.
(2)	Bonuses were paid in recognition of services rendered.
(3)	The amounts in this column were calculated based on the grant date fair value of our Common Stock, in accordance with FASB ASC Topic 718.

On April 21, 2011, Mr. Karkus was granted by the Company under its Amended and Restated 2010 Equity Compensation Plan 161,830 restricted shares pursuant to the terms of his then existing employment agreement. Such 161,830 restricted shares vested or will vest in two equal installments on October 31, 2011 and June 30, 2012, respectively. On December 14, 2011, Mr. Karkus was granted under the Company’s Amended and Restated 2010 Equity Compensation Plan 134,409 shares with respect to his 2011 executive bonus. With respect to fiscal 2010 compensation, Mr. Karkus received a stock grant of 133,928 shares of Common Stock for his 2010 executive bonus that was issued to Mr. Karkus on April 21, 2011.

Mr. Cuddihy was issued an aggregate of 35,074 shares and 51,642 shares as compensation for services in fiscal 2010 and fiscal 2011, respectively, pursuant to his then existing employment agreement with the Company. A total of 10,757 additional shares were issued to Mr. Cuddihy in January 2012 with respect to his fiscal 2011 compensation. On December 14, 2011, Mr. Cuddihy was granted under the Company’s Amended and Restated 2010 Equity Compensation Plan 33,603 shares with respect to his 2011 executive bonus (in addition to a cash bonus of $37,500).

(4)	The amounts in this column were calculated based on the grant date fair value of stock options computed using the Black-Scholes model, in accordance with FASB ASC Topic 718. For additional information regarding the assumptions used in determining fair value using the Black-Scholes pricing model, see Note 8, “Stockholders Equity and Stock Compensation,” to our audited consolidated financial statements included in our Form 10-K for the year ended December 31, 2011.
(5)	The value of attributable personal benefits for each named executive officer of the Company including insurances for life, health, dental and disability, vehicles, and matching contributions in the Company’s 401(k) defined contribution plan.

Employment Agreements

On November 8, 2011, the Company entered into new employment agreements, effective as of January 1, 2012, with each of Ted Karkus, Chairman and Chief Executive Officer of the Company, and Robert V. Cuddihy, Jr., Chief Financial Officer and Chief Operating Officer of the Company (the “Employment Agreements”). The Employment Agreements supersede the employment agreements of Messrs. Karkus and Cuddihy, dated August 19, 2009, that had been scheduled to terminate on July 15, 2012. The scheduled termination dates of the Employment Agreements is July 15, 2015, which is three years following the scheduled expiration date set forth in the executives’ former employment agreements. Each Employment

Agreement was approved by our Compensation Committee. Copies of the Employment Agreements are included as Exhibits 99.1 and 99.2, respectively, to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 14, 2011.

Under his new employment agreement with the Company, Mr. Karkus agreed to an annual base salary of $675,000 as Chief Executive Officer. Under the terms of his former employment agreement with the Company, as amended, Mr. Karkus was entitled to annual base compensation of $750,000, consisting of a $600,000 base salary and $150,000 in stock based compensation. He is eligible to receive an annual increase in base salary and may be awarded a bonus in the sole discretion of the Compensation Committee and also will receive regular benefits routinely provided to other senior executives of the Company.

Earlier in 2011, on April 21, 2011, our Compensation Committee approved an amendment to Mr. Karkus’ then existing employment agreement to lower his annual salary by $150,000 (or $12,500 per month) in exchange for a grant of restricted stock equal in value to the salary reduction at the time of the grant. Accordingly, Mr. Karkus’ annual base salary was decreased from $750,000 per year to $600,000 per year, effective May 1, 2011 thru July 15, 2012 and he was granted a restricted stock award equal to $12,500 of shares per month thru the end of the term (14.5 months) of the then in place employment agreement. The award was made in an upfront grant of 161,830 shares, subject to certain future vesting conditions. Half of the 161,830 shares vested on October 31, 2011 and the remainder of the shares are scheduled to vest on June 30, 2012. Such grant was made on April 21, 2011, and the amount of the shares issued to Mr. Karkus was calculated based on the average closing price of the Company’s shares for the last five (5) trading days prior to and including the issuance date of April 21, 2011.

Under his new employment agreement with the Company, Mr. Cuddihy agreed to an annual base salary of $350,000 as Chief Financial Officer and Chief Operating Officer. Under the terms of his former employment agreement with the Company as the Company’s Chief Operating Officer, Mr. Cuddihy was entitled to annual base compensation of $325,000, consisting of a $275,000 base salary and $50,000 in stock based compensation. During the term of his former employment agreement in April 2011, Mr. Cuddihy was hired as Chief Financial Officer in addition to retaining his responsibilities as Chief Operating Officer but did not receive an increase in base salary at that time. Mr. Cuddihy is eligible to receive an annual increase in base salary and may be awarded a bonus in the sole discretion of the Compensation Committee and also will receive regular benefits routinely provided to other senior executives of the Company.

Each executive is subject to non-competition restrictions for up to a period of either six (6) months or eighteen (18) months following termination of employment depending on the nature of the termination. Each executive is also eligible for a gross up payment in the event that any amounts payable under the agreements (or any other plan, program, policy or arrangement with the Company) become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

Cash compensation for our named executive officers consists of base salary and an annual bonus pursuant to the terms of their respective employment agreements. Base salaries are an integral component of our total compensation program and help to attract and retain senior executives. Base salary is the only fixed component of compensation for our executives. The base salaries for our executive officers are set in their employment agreements, but in the event the Company would hire an additional executive or renegotiate an existing employment agreement, the Compensation Committee would evaluate the competitive marketplace, the salaries of our other executives, and the scope of each executive’s responsibilities. The Compensation Committee would also consider the recommendations of our Chief Executive Officer in reviewing and approving the base salaries of all executive officers. Our annual bonus opportunity is intended to incentivize the achievement of goals that drive annual performance. Traditionally, our Compensation Committee met in February or March of each year to determine prior year bonus awards for the executive officers, but in 2011 our Compensation Committee determined fiscal 2011 bonuses for our executive officers in mid December so that all employee bonus decisions would occur at the same time. The amount of the annual bonus award for each executive is based on individual performance assessments. The annual bonus award earned in 2011 by each named executive officer is set forth in the Summary Compensation Table.

Payments upon Termination or Change in Control

The Employment Agreements with our named executive officers also provide for payments upon certain terminations and change in control benefits to ensure that they work to secure the best outcome for stockholders in the event of a possible change in control, even if it means that they lose their jobs as a result. Under the Employment Agreements, in the event of the termination by the Company of the employment of Mr. Karkus or Mr. Cuddihy without cause or due to a voluntary resignation by either executive with Good Reason (as defined in the agreements), each executive will be paid a lump sum severance payment in cash equal to the greater of (A) the amount equal to eighteen (18) months base salary or (B) the amount equal to the his base salary for the remainder of the term as if the agreement had not been terminated. Additionally, each executive is entitled to receive a lump sum severance payment in cash equal to the greater of A or B, if he, within twenty four (24) months of a Change in Control (as defined in the agreements) of the Company, is terminated without cause or due to a voluntary resignation by him with Good Reason (as defined in the agreements). Each executive may also participate at Company expense in all medical and dental plans for the remainder of the term of his employment agreement in the event the Company terminates the employment agreement for any reason, except for the Company’s termination for Cause (as defined in the agreements) or a voluntary resignation by him without Good Reason (as defined in the agreements).

Beyond their employment agreements, each of Mr. Karkus and Mr. Cuddihy were awarded stock option grants under our 2010 Equity Compensation Plan in December 2010. The terms of these options grants are discussed immediately below under the caption “Compensation Pursuant to Plans”. Pursuant to the terms of our Amended and Restated 2010 Equity Compensation Plan, in the event of a Change of Control (as defined in the plan), with respect to any outstanding options then held by participants which are unexercisable or otherwise unvested or subject to lapse restrictions, the Compensation Committee may accelerate, vest, or cause the restrictions to lapse with all or any portion of an option, and may (i) cancel options for fair value, (ii) provide for the issuance of substitute options or (iii) provide that the stock options shall be exercisable for all shares subject thereto for a period of at least 10 days prior to the Change of Control and that upon the occurrence of the Change of Control, the stock options shall terminate and be of no further force or effect. In the event that either of Mr. Karkus or Mr. Cuddihy are terminated by the Company without Cause (as defined in their employment agreements), all options immediately and fully vest and become exercisable. Additionally, as discussed immediately above under the caption “Employment Agreements,” in April 2011 Mr. Karkus was granted shares of restricted stock that are subject to time-based vesting. Any unvested shares may automatically vest if his employment is terminated under certain conditions, including if he is terminated other than for cause.

Compensation Pursuant to Plans

Our primary stock-based employee compensation plan, the 2010 Equity Compensation Plan, as amended, was approved by our Board of Directors and stockholders in May 2010. At our Annual Meeting of Stockholders held on April 21, 2011, our stockholders ratified amendments to this plan and approved the issuances of awards of Common Stock under the plan. Prior to adoption and ratification of the amendments, only options were authorized to be issued under this plan. This plan serves as the primary vehicle by which we offer long-term incentives and rewards to our executive officers and key employees. We regard the Amended and Restated 2010 Equity Compensation Plan as a key retention tool. Retention serves as a very important factor in our determination of the type of award to grant and the number of underlying shares that are granted in connection with that award.

In keeping with our executive compensation program and philosophy for incentivizing the performance of our named executive officers, our Compensation Committee has used restricted stock grants to reinforce the alignment of interests of our named executive officers with those of our stockholders, as the value of the awards granted thereunder is linked to the value of our Common Stock, which, in turn, is indirectly attributable to the performance of our named executive officers. Upon the recommendation of our Compensation Committee, Mr. Karkus agreed to accept his fiscal 2010 cash bonus of $150,000 in shares of common stock of the Company, and further agreed to convert into shares of common stock $144,000 of base compensation owed to him thru April 2011, resulting in an issuance of 128,571 shares under the Amended and Restated 2010 Equity Compensation Plan. The amount of these shares issued to Mr. Karkus was calculated based on the average closing price of the Company’s shares for the last five (5) trading days prior to and including the issuance dates of April 21, 2011. With respect to the fiscal 2011 bonuses of our named executive officers, our Compensation Committee on December 14, 2011, approved the issuance of $150,000 in common stock, or 134,409 shares, to Mr. Karkus for his 2011 executive bonus. Mr. Cuddihy received a 2011 executive bonus of $75,000 which was paid half in cash and half in 33,603 shares.

Because of the direct relationship between the value of an option and the market price of our Common Stock, we believe that granting stock options is a superb method of motivating our executive officers and other key employees to manage our Company in a manner that is consistent with the interests of our Company and our stockholders. The exercise period under an option granted pursuant to our Amended and Restated 2010 Equity Compensation Plan is subject to early termination in certain instances upon termination of the employment of a grantee. The exercise price of the options awarded pursuant to the plan is priced at the fair market value of our Common Stock as of the date of grant. Based on such exercise price and the other conditions of the award agreements to be entered into with qualifying employees under the Amended and Restated 2010 Equity Compensation Plan, some options are intended to qualify as incentive stock options (under the United States Internal Revenue Code of 1986, as amended).

We grant option awards to our executive officers and key employees based upon prior performance, the importance of retaining their services and the potential for their performance to help us attain our long-term goals. However, there is no set formula for the granting of awards to individual executives or employees. Option awards generally reflect the Compensation Committee’s assessment of the influence an employee’s position has on stockholder value. The number of options awarded may vary up or down from prior year awards based on the level of an individual executive officer’s contribution to the Company in a particular year, determined in part on the recommendation of the CEO. The Committee’s determination of option grants in fiscal 2011 took into consideration a number of factors. These factors include past grants to the individual, total compensation level (relative to other executives and relative to market data), contributions to the Company during the last completed fiscal year, potential for contributions in the future, and as a component of competitive total compensation based on market data. The Compensation Committee also considers the recommendations of our Chief Executive Officer and the Chief Financial Officer in reviewing and approving the awards to executive officers and employees. Mr. Karkus was awarded by our Compensation Committee on December 15, 2010 an incentive stock option to purchase 600,000 shares of our Common Stock, which vests in six equal installments of 100,000 shares each (on the first six anniversaries thereof). Mr. Cuddihy was awarded by our Compensation Committee on December 15, 2010 an incentive stock option to purchase 200,000 shares of our Common Stock, which vests in four equal installments of 50,000 shares each (on the first four anniversaries thereof). Each stock option award had an exercise price of $1.00 per share.

Variable/Performance-Based Incentive Compensation

It is our understanding, based upon corporate records and disclosures made by the Company in its SEC filings, that variable or performance-based incentive cash compensation was historically based upon performance criteria with respect to sales, profit and stock price performance, which was approved and adopted at the beginning of each year by the Compensation Committee. In 2009, however, the Board of the Company was replaced following the Company’s 2009 Annual Meeting and as a result a new Compensation Committee was established in June 2009. The new Compensation Committee did not set incentive programs or thresholds during 2009, 2010, or 2011 under any performance-based compensation programs that were implemented by the predecessor Board.

Defined Contribution Plan

In 1999, the Company implemented a 401(k) defined contribution plan for its employees. The 401(k) plan is the Company’s primary retirement benefit for its employees, including its executives. For executive officers, as well as all other employees, the Company makes a contribution to the plan annually based on the amount of the employee’s 401(k) plan contributions and compensation. The contribution to the plan by the Company consists of a 50% match of the employee’s contribution, up to $8,250 per person, per annum. The Company’s total contribution to the 401(k) plan in 2011 for its executives was approximately $16,500.

The Company does not provide its executive officers with any type of defined benefit retirement benefit or the opportunity to defer compensation pursuant to a non-qualified deferred compensation plan.

Perquisites and Other Personal Benefits

The Company provides executives with limited personal benefits. The Compensation Committee reviews annually the levels of personal benefits provided to the executives. The Company terminated in June 2009 a benefit that permitted executives to use a Company vehicle and to purchase such vehicle at a later date. Medical and dental insurance is provided to each executive; each executive contributes to such medical and dental insurance on the same basis as all other employees. Life and disability insurance is provided to each executive at no cost to the executive. All such benefits terminate at the time each executive is no longer employed with the Company or as otherwise provided in the applicable employment agreement. The annualized dollar value of such benefits are included in the Summary Compensation Table as “Other Compensation.” Company contributions to the Company’s 401(k) plan are also included in the Summary Compensation Table as “Other Compensation.”

Outstanding Equity Awards at Fiscal Year End

Name	Number of Securities Underlying Unexercised Options Exercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price ($)	Option Expiration Date	Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)
Ted Karkus	100,000	(1)	500,000	(1)	1.00	12/15/2017	80,915	(3)	93,052.25	(4)
Robert V. Cuddihy, Jr.	50,000	(2)	150,000	(2)	1.00	12/15/2017	—		—

(1)	Award of 600,000 options was granted December 15, 2010 with a six-year vesting period measured from the date of grant, and as such, one-sixth of these options vests on each of the six annual anniversaries of the date of grant.
(2)	Award of 200,000 options was granted December 15, 2010 with a four-year vesting period measured from the date of grant, and as such, one-fourth of these options vests on each of the four annual anniversaries of the date of grant.
(3)	Award was granted on April 21, 2011. These remaining restricted shares vest on June 30, 2012, subject to the grantee remaining employed through such date.
(4)	The amounts reflected in this column were computed by multiplying the number of shares expected to vest by $1.15, which was determined by the closing price of our Common Stock as reported by NASDAQ on December 30, 2011.

Option Exercises During 2011

There were no stock option exercises by named executive officers during 2011.

Director Compensation — Fiscal Year 2011

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Mark Burnett	$9,000	$27,000	$36,000
Mark Frank	$9,000	$27,000	$36,000
Louis Gleckel, MD	$9,000	$27,000	$36,000
Mark Leventhal	$9,000	$27,000	$36,000
James McCubbin	$22,500	$13,500	$36,000

(1)	Our employee directors do not receive director fees. Accordingly, Mr. Ted Karkus, a director and the Chairman of the Board and the Chief Executive Officer of the Company, is not entitled to, and did not receive, any compensation for his service on the Board.
(2)	Represents the grant date fair value determined in accordance with ASC Topic 718 for the grants of Common Stock pursuant to the 2010 Directors’ Equity Compensation Plan.

In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company for its members. On June 23, 2009, the Board approved a compensation plan for non-employee directors. Each director receives a monthly Board fee of $3,000, paid quarterly promptly following the close of each quarter, pro rated for partial service. Under the compensation plan in place for non-employee directors, non-employee directors have the right periodically to elect to receive up to 50% of their board fee in cash, but must accept at least 50% in shares of our common stock, and such shares are issued under our 2010 Directors’ Equity Compensation Plan. Non-employee directors do not receive additional fees for attendance at Board or Committee meetings or for serving on Committees. In the fourth quarter of 2011, the Company stopped issuing shares to directors because the Company did not have an adequate reserve of authorized shares available for issuance under the 2010 Directors’ Equity Compensation Plan and therefore, directors will be paid their Board fees in cash on a going forward basis until additional shares are authorized for issuance under the 2010 Directors’ Equity Compensation Plan.

We reimburse each non-employee member of our Board for out-of-pocket expenses incurred in connection with attending Board and Committee meetings. Non-employee directors do not participate in any Company nonqualified deferred compensation plan and we do not pay any life insurance policies for the directors. Any director who is an employee of the Company is not entitled to compensation for service as a Board member, however we reimburse employee members of our Board for out-of-pocket expenses incurred in connection with attending Board and Committee meetings.

SECURITY OWNERSHIP

The following table sets forth information regarding ownership of the Common Stock as of March 8, 2012, or earlier date for information based on filings with the SEC by (a) each person known to the Company to own more than 5% of the outstanding shares of the Common Stock, (b) each director and nominee for director of the Company, (c) the company’s Chief Executive Officer and each other executive officer named in the compensation tables appearing previously in this Proxy Statement and (d) all directors and executive officers as a group. The information in this table is based solely on statements in filings with the SEC or other reliable information. Unless otherwise indicated, the address of each person or entity listed below is the Company’s principal executive office.

Name and Address of Beneficial Owners	Common Stock Beneficially Owned(1)	Percent of Class
5% Stockholders
Charles A. Phillips(2)	1,013,377	6.8%
Guy J. Quigley(3)	2,985,264	20.1%
Officers and Directors
Ted Karkus(4)	1,469,798	9.9%
Mark Burnett	301,668	2.0%
Mark Frank	50,195	*
Louis Gleckel, MD	70,195	*
Mark Leventhal	290,195	1.9%
James McCubbin	25,100	*
Robert V. Cuddihy, Jr.(5)	181,324	1.2%
ALL DIRECTORS AND EXECUTIVE OFFICERS (Seven Persons)(7)	2,338,475	15.8%

*	Less than 1%
(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Rule 13d-3”), and unless otherwise indicated, represents shares for which the beneficial owner has sole voting and investment power. The percentage of class is calculated in accordance with Rule 13d-3 and includes options or other rights to subscribe for shares of Common Stock which are exercisable within sixty (60) days of March 8, 2012.
(2)	Based on information of beneficial ownership as of December 8, 2010, included in a Schedule 13D filed with the Securities and Exchange Commission on December 8, 2010. The address of Charles A. Phillips is 335 Swamp Creek Road, Erwina, PA 18920.
(3)	Based on information of beneficial ownership as of January 28, 2011, included in a Schedule 13D filed with the Securities and Exchange Commission on January 28, 2011. Mr. Quigley’s address is 3720 Fountain Circle, Fountainville, PA 18923.
(4)	Includes 1,369,798 shares of Common Stock and options to purchase 100,000 shares that vested and became exercisable on December 15, 2011.
(5)	Includes 131,324 shares of Common Stock and options to purchase 50,000 shares that vested and became exercisable on December 15, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent stockholders are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, the Company believes that during the fiscal 2011, all reports of ownership and changes in ownership applicable to its executive officers and directors were filed on a timely basis; however, one stockholder of the Company, Mr. Guy Quigley, who beneficially owns greater than ten percent of our equity securities and who is also a former director and executive officer of the Company, has not filed a Form 3 report to our knowledge.

Audit Committee Report

The members of the Audit Committee are Messrs. Burnett, McCubbin, and Frank, who are independent directors and meet the eligibility standards for audit committee service under the rules of NASDAQ. The Board has determined that Mr. McCubbin is an audit committee financial expert, as defined under SEC rules.

Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements and the Company’s internal control over financial reporting. The independent registered public accounting firm of EisnerAmper LLP (formerly Amper, Politziner & Mattia, LLP) is responsible for performing an independent audit of the Company’s consolidated financial statements. Under the guidance of a written charter adopted by the Board, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing for the compensation of the registered public accounting firm.

In this context, the Audit Committee reports as follows:

1.	The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2011;
2.	The Audit Committee has discussed with representatives of EisnerAmper LLP the matters required to be discussed by Auditing Standards No. 61 (A1CPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T;
3.	The Audit Committee also has received and reviewed the written disclosures and the letter from EisnerAmper LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding such firm’s communications with the Audit Committee concerning independence, and has discussed with such firm its independence;
4.	The Audit Committee also has considered whether the provision by EisnerAmper LLP of non-audit services to the Company is compatible with maintaining EisnerAmper LLP’s independence; and
5.	The Audit Committee also has instructed the registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

Audit Committee
Mark Burnett, Chairman
James McCubbin
Mark Frank

The foregoing report of the Audit Committee shall not be deemed filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934, nor shall such report be incorporated by reference by any general statement incorporating by reference this proxy statement or future filings into any filing under such Acts except to the extent that the Company specifically incorporates such report by reference.

Audit and Non-Audit Fees

On August 18, 2010 our Audit Committee engaged EisnerAmper LLP to serve as the Company’s new independent registered public accounting firm, after it was notified on August 16, 2010 that Amper, Politziner and Mattia, LLP (“Amper”), an independent registered public accounting firm, would not be able to stand for re-appointment because it combined its practice on that date with that of Eisner LLP (“Eisner”) to form EisnerAmper LLP, an independent registered public accounting firm.

During the Company’s fiscal year ended December 31, 2009 and through the date we engaged EisnerAmper LLP, the Company did not consult with Amper regarding any of the matters or reportable events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K. The audit report of Amper on the (consolidated) financial statements of the Company as of and for the years ended December 31, 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audit of the Company’s consolidated financial statements for the fiscal year(s) ended December 31, 2009 and through August 16, 2010, there were (i) no disagreements between the Company and Amper on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Amper, would have caused Amper to make reference to the subject matter of the disagreement in their report on the Company’s financial statements for such year or for any reporting period since the Company’s last fiscal year end and (ii) no reportable events within the meaning set forth in item 304(a)(1)(v) of Regulation S-K.

The table set forth below lists the fees billed to the Company by EisnerAmper LLP for audit services rendered in connection with the audits of our consolidated financial statements for the years ended December 31, 2011 and 2010, and fees billed for other services rendered by EisnerAmper LLP during these periods.

Description	2011	2010
Audit fees(1)	$205,800	$197,000
Audit related fees	—	—
Tax fees(2)	—	$36,277
All other fees	—	—
Total	$205,800	$233,277

(1)	Comprised of the audit of our annual financial statements and reviews of our quarterly financial statements.
(2)	Comprised of services for tax compliance and tax return preparation.

The Audit Committee reviews and pre-approves all audit and non-audit services to be provided by the independent auditor (other than with respect to the de minimis exceptions permitted under applicable law). This duty may be delegated to one or more designated members of the Audit Committee with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Upon the recommendation of our Audit Committee, the Board has appointed EisnerAmper LLP (formerly Amper, Politziner & Mattia, LLP) as the Company’s independent public auditor for the fiscal year ending December 31, 2012. Although the selection of auditors does not require ratification, the Board has directed that the appointment of EisnerAmper LLP be submitted to stockholders for ratification due to the significance of their appointment to the Company. A representative of EisnerAmper LLP is expected to be present at the Annual Meeting. Such representative will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions from stockholders.

How Many Votes Are Required To Approve Proposal 2

The number of votes cast “For” must exceed the number of votes cast in opposition, provided a quorum is present.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS, UPON THE RECOMMENDATION OF THE AUDIT COMMITTEE, RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF EISNERAMPER LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY IN 2012. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” RATIFICATION OF EISNERAMPER LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

OTHER INFORMATION

Attending the Annual Meeting

The Annual Meeting will take place at the offices of Reed Smith LLP, 599 Lexington Avenue, 22nd Floor, New York, NY 10022, on Monday, April 16, 2012, at 4:30 p.m., Eastern Time. This location is in Manhattan at the intersection of Lexington Avenue and 53rd Street. If you have questions about attending the Annual Meeting, please contact Investor Relations by phone at (215) 345-0919.

Stockholder Proposals

The Company’s Bylaws provide that advance notice of a stockholder’s proposal must be delivered to the Secretary of the Company at the Company’s principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting, or, if such meeting is announced later than the ninetieth (90th) day prior to the date of such meeting, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made.

Other than a proposal made pursuant to Rule 14a-8, each stockholder making a proposal must provide, (A) the name and address of such person (including, if applicable, the name and address that appear on the Company’s books and records); and (B) the class or series and number of shares of the Company that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such person, except that such person shall in all events be deemed to beneficially own any shares of any class or series of the Company as to which such person has a right to acquire beneficial ownership at any time in the future. In addition, each person must provide information relating to their derivative and short positions in the Company’s securities, as set out in the Company’s Bylaws.

Other than with respect to a proposal made pursuant to Rule 14a-8, as to each item of business that the stockholder proposes to bring before the annual meeting, such stockholder must provide (A) a reasonably brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of the stockholder, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the proposing stockholders or (y) between or among any proposing stockholder and any other record or beneficial holder of the shares of any class or series of the Company (including their names) in connection with the proposal of such business by such stockholder.

A copy of the full text of the provisions of the Company’s Bylaws dealing with stockholder proposals is available to stockholders from the Secretary of the Company upon written request and an electronic copy of which is available at the SEC’s website located at www.sec.gov. For business or nominations intended to be brought to the 2013 Annual Meeting of Stockholders, the notice deadline is January 16, 2013. Stockholder proposals or director nominations submitted after this date may not be presented at the 2013 Annual Meeting of Stockholders.

Under the rules of the SEC, stockholders who wish to submit proposals for inclusion in the Proxy Statement for the 2013 Annual Meeting of Stockholders must submit such proposals to the Company by November 14, 2012. Please address such proposals to: Secretary, ProPhase Labs, Inc., 621 N. Shady Retreat Road, Doylestown, PA 18901.

Expenses and Solicitation

All expenses in connection with this solicitation will be borne by the Company. The Company has engaged MacKenzie Partners to assist in the solicitation of proxies by the Company. In addition to the use of the mail, proxy solicitation may be made by telephone, telegraph and personal interview by officers, directors and employees of the Company and MacKenzie Partners. The Company will, upon request, reimburse brokerage houses and persons holding shares in the names of their nominees for their reasonable expenses in sending soliciting material to their principals. The Company will pay MacKenzie Partners an estimated fee of up to $8,000 (including variable costs) in connection with the solicitation and have agreed to reimburse it for its reasonable out-of-pocket expenses.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks and nominees) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies and intermediaries.

This year, a number of brokers, banks and nominees with account holders who are Company stockholders may be householding our proxy materials. In such circumstances, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received by the broker, bank or nominee from one or more of the affected stockholders. We have not initiated householding with respect to the small number of our record holders, because such householding would increase our costs. If, at any time, you would like to receive a separate copy of our proxy statement and annual report, we will promptly send you an additional copy upon written or oral request directed to Robert V. Cuddihy, Jr., Chief Operating Officer, at our offices located at 621 N. Shady Retreat Road, Doylestown, Pennsylvania 18901. If you are a beneficial owner, you can request additional copies of the proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2011. If your shares are held in “street name,” you can request a change in your householding status by notifying your broker, bank or nominee.

Other Business

As of the time of preparation of this Proxy Statement, neither the board of directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment. As of the time of preparation of this Proxy Statement, our Secretary has not received timely and proper notice from any stockholder of any other matter to be presented at the meeting. The final results of the balloting at the 2012 Annual Meeting will appear in the Company’s Current Report on Form 8-K within four business days of the meeting.

YOUR VOTE IS IMPORTANT!

You are cordially invited to attend the Annual Meeting. However, to ensure that your shares are represented at the meeting, please submit your proxy or voting instructions by mail. Please see the instructions on the Proxy and voting instruction card. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person, if you so desire, but will help the Company secure a quorum and reduce the expense of additional proxy solicitation.

ANNUAL MEETING OF STOCKHOLDERS OF

PROPHASE LABS, INC.

April 16, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=07814

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20630000000000000000 6 041612

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Ted Karkus
- ○ Mark Burnett
- ○ Mark Frank
- ○ Louis Gleckel, MD
- ○ Mark Leventhal
- ○ James McCubbin

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratification of EisnerAmper LLP as the Company's independent auditors	☐	☐	☐

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign full partnership name by a duly authorized person.

0

PROPHASE LABS, INC.

PROXY CARD

The undersigned hereby: (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of ProPhase Labs, Inc. (the "Company") to be held on Monday, April 16, 2012, 4:30 p.m., Eastern Time, at Reed Smith LLP, 599 Lexington Avenue, 22nd Floor, New York, NY 10022, and the Proxy Statement in connection therewith, each dated March 14, 2012; (b) appoints Ted Karkus and Robert V. Cuddihy, Jr., and each of them with power of substitution, as Proxies; (c) authorizes the Proxies to represent and vote, as designated hereon, all of the shares of Common Stock of the Company, held of record by the undersigned as of the close of business March 8, 2012, at such Annual Meeting and at any adjournment(s) thereof; and (d) revokes any Proxies heretofore given.

(IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE)

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